abrdn ETFs 485BPOS

Exhibit 99.(h)(12)

SECOND AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

This SECOND AMENDMENT (this “Second Amendment”) to that certain Investment Advisory Agreement dated March 17, 2017, as amended (the “Agreement”), between the portfolios set forth in Schedule A to the Agreement (each a “Portfolio” and collectively, the “Portfolios”), and Aberdeen Standard Investments ETFs Advisors LLC, formerly ETF Securities Advisors LLC (the “Adviser”), is made and entered into by the foregoing parties as of September 22, 2021. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Portfolios and the Adviser desire to amend the Agreement in order to reflect the current names of certain Portfolios and their corresponding Funds; and

WHEREAS, the Portfolios and the Adviser desire to amend Schedule A to the Agreement to reflect: (i) the addition of the abrdn Industrial Metals Fund Limited as a Portfolio, effective September 22, 2021; and (ii) the removal of the Aberdeen Standard Agriculture Fund Limited (formerly, ETFS Agriculture Fund Limited), Aberdeen Standard Energy Fund Limited (formerly, ETFS Energy Fund Limited) and Aberdeen Standard WTI Crude Oil Fund Limited (formerly, Aberdeen Standard Energy Longer Dated Fund Limited and ETFS Longer Dated Fund Limited) as Portfolios; and;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Schedule A. Effective as of the date of this Second Amendment, Schedule A to the Agreement is hereby deleted in its entirety and replaced as set forth in Appendix 1 attached hereto.

2.	Name of the Trust. Effective as of the date of this Second Amendment, all references in the Agreement to “ETFS Trust” are hereby replaced with “abrdn ETFs.”

3.	Amendment to Preamble. Effective as of the date of this Second Amendment, the fourth recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, as amended (the “Trust Advisory Agreement”), whereby the Trust has appointed the Adviser to serve as the investment adviser to each Fund; and

3.	Amendment to Section 5 of the Agreement. Effective as of the date of this Second Amendment, Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.	Custody

Unless a Portfolio directs otherwise, the assets of a Portfolio shall be held by the Portfolio’s custodian (the “Custodian”). Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of the Portfolio. Any fees or charges that may be imposed by the Custodian will be covered by the Portfolio pursuant to the custody agreement with the Custodian, as amended.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Second Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Second Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Second Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by their duly authorized representatives as of the day and year set forth above.

ADVISER
Aberdeen Standard Investments ETFs Advisors LLC
By: Aberdeen Standard Investments Inc., its sole member

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President of Aberdeen Standard Investments Inc.

PORTFOLIOS
abrdn All Commodity Fund Limited

By:	s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President of abrdn Standard All Commodity Fund Limited abrdn All Commodity Longer Dated Fund Limited

By:	s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President of abrdn Standard All Commodity Longer Dated Fund Limited abrdn Industrial Metals Fund Limited

By:	s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President of abrdn Industrial Metals Fund Limited

[Signature Page to Second Amendment to Investment Advisory Agreement]

Appendix 1 to Second Amendment

Schedule A dated September 22, 2021

to the Investment Advisory Agreement

between each Portfolio and

Aberdeen Standard Investments ETFs Advisors LLC

(formerly, ETF Securities Advisors LLC)

Portfolio	Fund	Management Fee	Effective Date
abrdn All Commodity Fund Limited (Formerly, Aberdeen Standard All Commodity Fund Limited and ETFS All Commodity Fund Limited)	abrdn Bloomberg All Commodity Strategy K-1 Free ETF (Formerly, Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Strategy K-1 Free ETF)	0.25%	12/13/2018
abrdn All Commodity Longer Dated Fund Limited (Formerly, Aberdeen Standard All Commodity Longer Dated Fund Limited and ETFS All Commodity Longer Dated Fund Limited)	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (Formerly, Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF)	0.29%	3/28/2017
abrdn Industrial Metals Fund Limited	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF	0.39%	9/22/2021

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